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                                                                     EXHIBIT 10A

                AMENDMENT TO RETIREMENT AND SEPARATION AGREEMENT

This Amendment to Retirement and Separation Agreement ("Amendment") is entered into as of August 31, 2003 between John Cole, ("Cole") and Avnet, Inc. ("Avnet" or "the Company").

WHEREAS, Cole and Avnet entered into a Retirement and Separation Agreement as of November 1, 2002 (the "Agreement");

WHEREAS, Cole and Avnet desire to amend the Agreement to delay the Effective Date of Cole's retirement;

NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement and in this Amendment, Cole and the Company agree to the following:

1. Paragraph 1 of the Agreement is deleted and replaced with the following:

         "Cole's employment with the Company shall terminate effective November 30, 2006 (the "Effective Date"). Cole's employment status until the Effective Date will be that of a regular full-time employee with eligibility for normal company benefits except as specified below. On November 30, 2006, Cole's employment will terminate and will be coded in the company's records as a retirement.

2. Paragraphs 2 (a), (b), (c), (d), (h) and (i) of the Agreement are deleted and replaced with the following:

     a. Between the date on which the Agreement and Amendment thereto are fully executed and November 30, 2003, Cole will continue to work on a full-time regular basis. On December 1, 2003, Cole will resign his position as Controller of Avnet, Inc. From December 1, 2003 through the Effective Date, Cole will not be assigned regular duties and will not be required to report to work. Cole's status will be "on-call" status and the Company may contact Cole on a periodic basis to answer questions and provide necessary assistance.

     b. Cole will be paid through November 30, 2003 at his current base rate of pay of $166,000 per year and will receive payment for all accrued vacation and unused floating holidays as a lump sum. No vacation or floating holidays shall accrue after November 30, 2003.

     c. Effective December 1, 2003 through November 30, 2006, Cole's salary will be reduced to an annual rate of $69,167 per year, to be paid on a bi-weekly basis. The length of salary continuation and term of employment may be shortened at Cole's option, but the total payment commitment of $207,500 for the period from December 1, 2003 through November 30, 2006 will not be changed.

     d. Cole will continue to be eligible for participation in Avnet benefit programs in effect for Avnet's U.S. based employees and the Company will continue to deduct the normal medical and dental employee contributions based on the cost sharing arrangement in place from time to time through the Effective Date. Thereafter, Cole will become eligible for normal COBRA medical/dental coverage continuation and Avnet will reimburse Cole for the entire cost of Cole's medical/dental premium until November 30, 2007.

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     h.   Cole is currently vested in the Executive Officers' Supplemental Life
          Insurance and Retirement Benefits Plan and will receive credit for 100% of a normal benefit based on employment through November 30, 2006 at the average of the highest two years compensation rate of $166,000 per year. This is a non-forfeitable benefit; and in the event Cole passes away after his employment terminates and before the benefit commences, it will be paid to his surviving spouse and/or estate.

     i. All existing stock options continue to vest during Cole's employment and can be exercised at any time up until 90 days after his retirement (by February 28, 2007), with the exception of Cole's September 27, 2001 stock option grant (1999 stock option plan) which continues to vest and will remain exercisable for up to five years after retirement, but in any event, not longer than 10 years after the grant date. Cole will be required to sign a two-year non-compete agreement to preserve his entitlement with respect to the September 27, 2001 option grant.

3.   Paragraphs 3 through 12 of the Agreement remain unchanged.

PLEASE READ CAREFULLY. Carefully consider all provisions of the Agreement and this Amendment before signing it. THE AGREEMENT AND THIS AMENDMENT INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                                /s/ John Cole
                                __________________________________
                                John Cole

                                AVNET, INC.

                                /s/ Raymond Sadowski
                                __________________________________
                                Raymond Sadowski
                                Senior Vice President & Chief Financial Officer

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